PART II AND III

CAPWEST INCOME, LLC

2009 E. Windmill Lane

Las Vegas, NV 89123

(702) 240-0977

www.capwestincome.com

Maximum Offering: $40,000,000 of 5 year, 9.0% unsecured promissory notes

Dated: June 7, 2019

This Post-Qualification Offering Circular Amendment No. 3 (this “PQA3”) amends the offering circular of Capwest Income, LLC, dated and qualified on December 28, 2017, and as may be amended and supplemented from time to time (the ”Offering Circular”) to reflect that the Company will offer and sell the Notes on a continuous basis through June 30, 2019, subject to an extension of up to an additional 120 days in the sole discretion of the Company, or the date on which the Maximum Offering is sold, whichever first occurs. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

The Offering Circular relates to the offer and sale by CapWest Income, LLC (“CapWest”, “our”, “we”, “us”, and/or “Company”), a Nevada limited liability company, of up to $40,000,000 in unsecured promissory notes, having a term of five years, bearing simple interest at a rate of 9.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (the “Notes”). The minimum investment amount for a single investor is a single Note in the principal amount of $10,000. The offering originally commenced December 28, 2017 and will be offered on a continuous basis through October 31, 2019. As of the date of this PQA3, we have paid all expenses incurred in this offering. The Notes are being offered on a “best efforts” basis and there can be no assurance that all or any of the Notes offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. All funds received as a result of this offering will be immediately available to us for our general business purposes. Because there is no minimum dollar amount of Notes that must be sold in order for the offering to close, there is a risk that we may not receive sufficient proceeds from the offering to fully and effectively execute on our business plan as described herein. As of the date of this PQA3, we have sold a total of $12,222,000 in unsecured promissory notes, leaving a balance of $27,778,000 available in the Offering.

	Price to Public	Commissions Advisory, Service Fees and Expenses (1)	Proceeds to Issuer
Per Investor Minimum	$10,000	$140	$9,860
Total Maximum	$40,000,000	$560,000	$39,440,000

(1) We have entered into service agreements with JumpStart Securities, LLC (“JumpStart”), a member of FINRA, to provide subscription and administrative services for the offering.  JumpStart Securities will be paid service fees.  Please see “Plan of Distribution” for more information.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Incorporation by Reference of Offering Circular

The Offering Circular, including this PQA3, is part of an offering that was initially qualified December 28, 2017. We hereby incorporate by reference into this PQA3 all of the information contained in the following:

1.	Part II of the Offering Circular, including the Exhibits.
2.	Semi Annual Report on Form 1-SA filed with the Securities and Exchange Commission on April 1, 2019.
3.	Annual Report on Form 1-K/A as filed with the Securities and Exchange commission on May 21, 2019, that includes the written Consent of Hall & Company.

Note that any statement that we make in this PQA3 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent Semi-annual Report, Annual Report, offering circular supplement or post-qualification amendment.

CAPWEST INCOME LLC

FINANCIAL STATEMENTS

December 31, 2018

CAPWEST INCOME LLC
CONDENSED BALANCE SHEETS

	December 31, 2018	June 30, 2018
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$14,092	$556,374
Interest receivable	119,623	33,381
Interest receivable - related parties	4,192	21,067
Notes receivable - related parties	400,000	2,020,000
Notes receivable - short term	11,688,594	2,063,272

TOTAL CURRENT ASSETS	12,226,501	4,694,094

Notes receivable - long term	—	5,386,000

TOTAL ASSETS	12,226,501	10,080,094

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$1,831	$1,069
Prepaid interest income	—	5,896
Demand loans payable - related parties	133,350	133,350

TOTAL CURRENT LIABILITIES	135,181	140,315

Notes payable - long term	12,222,000	10,176,000

TOTAL LIABILITIES	12,357,181	10,316,315

MEMBERS' DEFICIT 75,000 units authorized, issued and outstanding as of December 31, 2018 and June 30, 2018	(130,680)	(236,221)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$12,226,501	$10,080,094

CAPWEST INCOME LLC
CONDENSED STATEMENTS OF OPERATIONS

For the Six Months Ended December 31, 2018 and 2017

	December 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)

INCOME
Interest income on notes receivable	$720,314	$—
Loan set-up and transactions fees	6,325	—
Other income	2,241	—

TOTAL INCOME	728,880	—

OPERATING EXPENSES
Interest expense	530,554	—
Concession and management fees	31,306	—
Professional fees	51,269	39,901
Other expenses	210	8

TOTAL OPERATING EXPENSES	613,339	39,909

NET INCOME (LOSS)	$115,541	$(39,909)

CAPWEST INCOME LLC
CONDENSED STATEMENTS OF MEMBERS' DEFICIT

For the Six Months Ended December 31, 2018 and 2017
(Unaudited)

	Common	Members'
	Units	Deficit

Balance - June 30, 2017	75,000	$(75,078)

Member distribution	—	—

Net loss	—	(39,909)

Balance - December 31, 2017	75,000	$(114,987)

	Common	Members'
	Units	Deficit

Balance - June 30, 2018	75,000	$(236,221)

Member distribution	—	(10,000)

Net income	—	115,541

Balance - December 31, 2018	75,000	$(130,680)

CAPWEST INCOME LLC
CONDENSED STATEMENTS OF CASH FLOWS

For the Six Months Ended December 31, 2018 and 2017

	December 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$115,541	$(39,909)
Changes in operating assets and liabilities:
Interest receivable	(86,242)	—
Interest receivable - related parties	16,875	—
Accounts payable	762	(311)
Prepaid interest income	(5,896)	—

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	41,040	(40,220)

CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of notes receivable	(5,649,322)	—
Repayments of notes receivable	1,410,000	—
Issuance of notes receivable - related parties	(400,000)	—
Repayments of notes receivable - related parties	2,020,000	—
Proceeds from notes payable	2,094,000	—
Repayments of notes payable	(48,000)	—
Increase in demand loans payable - related parties	—	30,000
Member distribution	(10,000)	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(583,322)	30,000

NET DECREASE IN CASH	(542,282)	(10,220)

CASH, beginning of period	556,374	30,278

CASH, end of period	$14,092	$20,058

CAPWEST INCOME LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 1	-	NATURE OF BUSINESS

CapWest Income LLC (the “Company”) was formed in the State of Nevada on June 6, 2016 (“Inception”) as a limited liability company. The Company shall be perpetual until the dissolution and the completion of the winding up of the Company following a liquidating event, as defined in the Company’s Operating Agreement. The purposes of the Company are to acquire, manage, administrate, protect, conserve, and sell or otherwise dispose of secured promissory notes and make such additional investments and engage in such additional business endeavors as may be authorized pursuant to the Company’s Operating Agreement or otherwise as the members may approve.

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed financial statements (the “financial statements”) have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may differ significantly from these estimates and assumptions. All amounts are presented in U.S. dollars.

Going Concern

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplate the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s financing activities commenced in December 2017. From December 2017 through December 31, 2018, the Company has raised a gross total of approximately $12,300,000 in promissory notes from investors. The Company started lending short-term and long-term notes receivable in February 2018. From February 2018 through December 31, 2018, the Company has loaned a gross total of approximately $15,700,000 in both short-term and long-term notes receivable secured by real estate with borrowers paying 12.5% and 13% interest per annum. The Company had net income in the amount of $115,541 for the six months ended December 31, 2018 as compared to a net loss of $161,143 for the year ended June 30, 2018, and members’ deficit in the amount of $130,680 as of December 31, 2018. Moreover, the Company does not have a history of profitable operations. Accordingly, there is substantial doubt as to the Company’s ability to continue as a going concern. The Company believes it will maintain profitable operations in fiscal year 2019.

In order to continue as a going concern, the Company needs to continue to raise money through borrowing monies from investors and loaning these monies to qualified borrowers with real estate secured assets. The Company believes it can maintain profitable operations with its current activity.

The accompanying financial statements are accounted for as if the Company is a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the time of issuance to be cash equivalents. The Company did not have cash equivalents as of December 31, 2018 and June 30, 2018.

From time to time, the Company may maintain bank balances in checking and/or interest-bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company did not experience any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to cash and will consider diversification of funds for accounts above $250,000.

Fair Value of Financial Instruments

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 820, Fair Value Measurement and Disclosure, the Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.

The Company bases fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When observable market prices and data are not readily available, significant management judgment is often necessary to estimate fair value. In those cases, different assumptions could result in significant changes in valuation and may not be realized in actual sale. Additionally, inherent weaknesses in any calculation technique and changes in the underlying assumptions used, including discount rates, and expected cash flows could significantly affect the results of current or future values.

The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

•	Cash and cash equivalents: Cash includes cash on hand and with banks. Cash equivalents are short-term highly liquid investments with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization. Cash and cash equivalents are classified as a Level 1 financial asset.
•	Notes receivable: The fair value of the Company's real estate loans approximates the carrying value since the interest rate charged by the Company approximates market rates. Loans are classified as a Level 3 financial asset.
•	Notes payable: The carrying value of a majority of the Company's notes payable approximate fair value due to the relatively short period of time between the origination of the instruments and their expected payment. Notes payable are classified as a Level 2 financial liability.

The following table presents the changes in the Company’s level 3 investments during the six months ended December 31, 2018:

Balance, June 30, 2018	$9,469,272
Additions to level 3 investments	6,049,322
Deletions from level 3 investments	(3,430,000)
Change in fair value	—

Balance, December 31, 2018	$12,088,594

Long-Lived Assets

In accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

The Company had no long-lived assets as of December 31, 2018 and June 30, 2018.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC No. 605, Revenue Recognition.

Revenue will be recognized when there is evidence of an arrangement, a determinable fee, and when collection is considered to be probable and services are provided. This generally will occur when the Company acquires, manages, administrates, protects, conserves, and sells or otherwise disposes of secured promissory notes.

Income Taxes

A limited liability company is not subject to federal income tax but may be subject to certain state taxes. Each member is individually liable for taxes on his/her share of the Company’s income or loss. The Company files a U.S. federal and may file various state income tax returns.

Concentration of Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and notes receivable. The Company places its cash with high credit-quality FDIC-insured financial institutions.

For the six months ended December 31, 2018, interest earned from five notes, with outstanding principal balances totaling $7,140,000 as of December 31, 2018, comprised 49% of total interest income from all the Company’s notes receivable. Interest receivable from these notes at December 31, 2018 approximates $75,000.

Outstanding Litigation

From time to time, the Company is subject to claims and legal actions that arise in the ordinary course of business. The Company believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on the Company’s financial position, results of operations or cash flows. Any legal costs resulting from claims or legal actions are expensed as incurred.

NOTE 3	-	NOTES RECEIVABLE & INTEREST RECEIVABLE

The Company loans money to borrowers based on credit worthiness and the underlying real estate collateral. The interest rates on the notes receivable range from 12.5% to 13% per annum. Occasionally, the Company may loan money to entities through common ownership, which is disclosed separately in the balance sheet as notes receivable – related parties.

As of December 31, 2018, the Company had a promissory note principal balance of $12,088,594, all maturing in less than one year. The Company commenced loaning in February 2018 and for the six months ended December 31, 2018, the Company earned $720,314 in interest income and $6,325 in loan transaction related fees. As of December 31, 2018, the Company has accrued interest receivable totaling $123,815, all of which is current.

NOTE 4	-	NOTES PAYABLE

The Company issues to investors promissory notes at an interest rate of 9% per annum. As of December 31, 2018, the Company has outstanding $12,222,000 in promissory notes due to approximately 270 investors with the loan amounts ranging from $10,000 to $500,000, with some investors aggregating smaller investments to accumulate the $10,000 minimum investment threshold. The promissory notes have a maturity date of five years from issuance, which occurs in fiscal 2023 for all notes. For the six months ended December 31, 2018, the Company incurred $530,554 of interest expense from the notes payable.

In relation to the notes payable, for the six months ended December 31, 2018, the Company incurred $31,306 in concession and management fees paid to Jumpstart Securities, LLC, a broker-dealer, and FundAmerica, LLC as it relates to its underwriting and escrow services. The Company uses FundAmerica’s proprietary back-end tools and online technology to conduct, manage and/or enable technology-driven capital raises via offerings of debt securities.

NOTE 5	-	RELATED PARTY TRANSACTIONS

Demand Loans Payable – Related Parties

U Self Direct LLC (“USD”), a Nevada Limited Liability Company and a related party through common ownership, and Kent Clothier, a member of the Company, paid certain registration, legal and accounting expenses on behalf of the Company without any repayment terms. Therefore, these payments were recorded as demand loans payable.

The demand loans payable balance due to USD and Kent Clothier is $122,169 and $11,181, respectively, as of December 31, 2018. The demand loans payable balance due to USD and Kent Clothier is $122,169 and $11,181, respectively, as of June 30, 2018.

CapSource, Inc.

The Company is using a portion of the office space leased by CapSource, Inc. (“CapSource”), a Nevada Limited Liability Company and a related party through common ownership, from its landlord as the Company’s principal executive offices. The Company does not have a written sublease or other contractual arrangement in place at this time for the use of the offices nor does the Company compensate CapSource for the use of the Company’s office space.

Furthermore, the Company acquires some of its loans from CapSource and CapSource receives loan fees for the underwriting work on the notes the Company lends to borrowers. CapSource has the infrastructure, personnel and experience as a mortgage broker to review loan applications and perform the due diligence. During the lending process, the Company also receives a loan set up fee of $350 to establish the loan servicing arrangement. Borrowers agree to pay directly to CapSource and the Company their respective fees from their loan proceeds. At the time of closing, the escrow company sends the underwriting, loan origination and processing fees directly to CapSource. The loan set up fee and interest for the first month of the loan goes to the Company. During the six months ended December 31, 2018, CapSource earned approximately $350,000 for origination, underwriting and processing fees.

From time to time, CapSource helps the Company make fund transfers from one bank to another by wiring money to one of the Company’s bank account and receiving a check or wire from the other account of the Company. These transactions are temporary in nature and they are not considered a loan and bear no interest. During the six months ended December 31, 2018, approximately $253,000 in funds were wired to CapSource bank account(s) which were then transferred to the related title company due to the Company not having wiring or ACH capabilities.

Employment Agreements

The Company has not entered into employment agreements and does not compensate its employees. The Company has estimated the fair value of the services rendered by its managers to be $2,500 per month. Accordingly, if the Company paid its managers, operating expenses for the six months ended December 31, 2018 and 2017 would have increased by $30,000 and net income would have decreased by $30,000. The Company’s managers have agreed to forgive any such payments until the Company’s operations can support them.

NOTE 6	-	MEMBERS’ EQUITY

The Company has authorized 75,000 common units, all of which are issued and outstanding as of December 31, 2018 and June 30, 2018. The common units issued and outstanding are voting common units, as defined in the Company’s Operating Agreement. Profits and losses are allocated to the members in accordance with ownership percentages. Distribution to members shall be distributed to the members based on their ownership percentages. The managers of the Company may from time to time designate a preferred unit, which shall be designated in series by the managers and are denoted as Series A Preferred Units, Series B Preferred Units, etc. Preferred units shall, when designated by the managers, state the rights, preferences and privileges of such units. No preferred units have been designated by the managers as of December 31, 2018 and June 30, 2018.

On August 20, 2018, the Company’s Managers Steve Byrne and Greg Herlean each purchased 9,375 common membership interest units of former member Lynette Robbin’s membership interests for $ 150,000. Ms. Robbins no longer retains any interest in the Company.

NOTE 7	-	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 27, 2019, the date which the financial statements were available to be issued subsequent to December 31, 2018.

During the period from January 1, 2019 through March 27, 2019, the Company loaned approximately $2,286,000 in short-term notes receivable, of which $626,000 was loaned to related party entities through common ownership. In addition, notes receivables totaling $2,523,782 were repaid during the period from January 1, 2019 through March 27, 2019, of which $400,000 was from a related party entity through common ownership.

On January 8, 2019, the Company paid down approximately $50,000 on the demand loans payable balance – related parties.

During the period from January 1, 2019 through March 27, 2019, CapSource earned approximately $148,000 for loan origination, underwriting and processing fees.

CAPWEST INCOME LLC

AUDITED FINANCIAL STATEMENTS

June 30, 2018

Independent Auditor’s Report

Board of Directors and Members

Capwest Income LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Capwest Income LLC, which comprise the balance sheets as of June 30, 2018 and 2017, and the related statements of operations, changes in members’ deficit, and cash flows for each of the years ended June 30, 2018 and 2017 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.3 Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capwest Income LLC as of June 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations and has an accumulated members’ deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Hall & Company

Irvine, CA

September 4, 2018

CAPWEST INCOME LLC

BALANCE SHEETS

As of June 30, 2018 and 2017

	2018	2017
ASSETS

CURRENT ASSETS:
Cash	$556,374	$30,278
Interest Receivable	54,448	—
Notes Receivable - Short Term	4,083,272	—
TOTAL CURRENT ASSETS	4,693,989	30,278

Notes Receivable - Long Term	5,386,000	—

TOTAL ASSETS	$10,080,094	$30,278

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$1,069	$2,006
Prepaid Interest Income	5,896	—
Demand loans payable - related parties	133,350	103,350

TOTAL CURRENT LIABILITIES	140,315	105,356

Note Payable - Long Term	10,176,000	—

TOTAL LIABILITIES	10,316,315	105,356

MEMBERS' DEFICIT
(75,000 units authorized, issued and outstanding as of June 30, 2018 and 2017)	(236,221)	(75,078)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$10,080,094	$30,278
See accompanying notes to financial statements

CAPWEST INCOME LLC

STATEMENTS OF OPERATIONS

For The Years Ended June 30, 2018 and June 30, 2017

	For The Year Ended	For The Year Ended

	June 30, 2018	June 30, 2017
INCOME
Interest Income on Notes Receivable	$186,540	$—
Loan Set up and Transaction Fees	5,150	—

TOTAL INCOME	191,690	—

OPERATING EXPENSES
Interest Expense	163,705	—
Concession and Management Fees	121,875	—
Professional fees	66,239	117,407
Other expenses	1,014	6,822

TOTAL OPERATING EXPENSES	352,833	124,229

Net Loss	$(161,143)	$(124,229)

See accompanying notes to financial statements

CAPWEST INCOME LLC

STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

For The Years Ended June 30, 2017 and June 30, 2018

	Common	Members'
	Units	Equity (Deficit)

Balance - June 30, 2016	75,000	$49,151

Net loss	—	(124,229)

Balance - June 30, 2017	75,000	(75,078)

Net loss	—	(161,143)

Balance - June 30, 2018	75,000	$(236,221)

 See accompanying notes to financial statements

STATEMENTS OF CASH FLOWS

For The Years Ended June 30, 2018 and June 30, 2017

	For The Year Ended	For The Year Ended
CASH FLOWS FROM OPERATING ACTIVITIES	June 30, 2018	June 30, 2017

Net Loss	$(161,143)	$(124,229)
Changes in operating assets and liabilities:
(Increase) in interest receivable	(54,448)	—
(Increase) in notes receivable	(9,469,272)	—
Increase in Prepaid Interest Income	5,896	—
(Decrease) in accounts payable	(937)	(2,038)

NET CASH USED IN OPERATING ACTIVITIES	(9,679,904)	(126,267)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in notes payable	10,176,000	—
Increase in demand notes payable - related parties	30,000	81,575

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,206,000	81,575

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	526,096	(44,692)

CASH, beginning of year	30,278	74,970

CASH, end of year	$556,374	$30,278

NON-CASH FINANCING ACTIVITIES:
Increase in demand loans payable - related parties	$—	$81,575

Supplemental DIsclosure of cash flow Information
Cash Paid during the year for:
Interest	163,810	—
Income Taxes	—	—

See accompanying notes to financial statements

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2018 and 2017

NOTE 1 - NATURE OF BUSINESS

Nature of Business

CapWest Income LLC (the “Company”) was formed in the State of Nevada on
June 6, 2016 (“Inception”) as a limited liability company and shall be perpetual until the dissolution and the completion of the winding up of the Company following a liquidating event, as defined in the Operating Agreement. The purposes of the Company are to acquire, manage, administrate, protect, conserve, and sell or otherwise dispose of secured promissory notes and make such additional investments and engage in such additional business endeavors as may be authorized pursuant to the Company’s Operating Agreement of otherwise as the Members may approve.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of its financial statements requires it to make estimates and assumptions that affect, among other areas, the reported amounts of liabilities. These estimates and assumptions also impact expenses and disclosures in its financial statements and accompanying notes. Although these estimates are based on its knowledge of current events and actions it may undertake in the future, actual results may differ from these estimates and assumptions. All amounts are presented in U.S. dollars, unless otherwise noted.

Going Concern

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplate the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s financing activities commenced in December 2017 with the Company having raised $10,176,000 in promissory notes from investors as of June 30, 2018. The Company has loaned $9,469,272 of this money raised as of June 30, 2018 in both short-term and long-term notes receivable secured by real estate with borrowers paying 12.5% and 13% interest per annum. The continuation of the Company as a going concern is dependent upon the continued raising of monies through promissory notes and the attainment of profitable operations from borrower interest on loaned funds. The Company has a net operating loss in the amount of $161,143 for the year ended June 30, 2018 as compared to a net operating loss of $124,229 for the year ended June 30, 2017 and members’ deficit in the amount of $236,221 as of June 30, 2018. Accordingly, there is substantial doubt as to the Company’s ability to continue as a going concern. The Company believes it will achieve profitable operations in fiscal year 2019.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2018 and 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In order to continue as a going concern, the Company needs to continue to raise money through borrowing monies from investors and loaning these monies to qualified borrowers with real estate secured assets. The Company believes it can attain profitable operations with its current activity.

The accompanying financial statements are accounted for as if the Company is a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the time of issuance to be cash equivalents. The Company did not have cash equivalents as of June 30, 2018 and 2017.

From time to time, the Company may maintain bank balances in checking and/or interest-bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance (“FDIC”). The Company did not experience any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to cash and will consider diversification of funds for accounts above $250,000.

Fair Value of Financial Instruments

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 820, Fair Value Measurement and Disclosure, the Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.

The Company bases fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When observable market prices and data are not readily available, significant management judgment is often necessary to estimate fair value.

In those cases, different assumptions could result in significant changes in valuation and may not be realized in actual sale. Additionally, inherent weaknesses in any calculation technique and changes in the underlying assumptions used, including discount rates, and expected cash flows could significantly affect the results of current or future values.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2018 and 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (Continued)

The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

Cash and Cash Equivalents. Cash includes cash on hand and with banks. Cash equivalents are short-term highly liquid investments with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization. Cash and cash equivalents are classified as a Level 1 financial asset.

Notes Receivable. The fair value of the Company's real estate loans approximate the carrying value since the interest rate charged by the Company approximates market rates. Loans are classified as a Level 3 financial asset.

Notes Payable. The carrying value of a majority of the Company's notes payable approximate fair value due to the relatively short period   of time between the origination of the instruments and their expected payment. Notes payable are classified as a Level 2 financial liability.

The following table presents the changes in the Company’s level 3 investments during the year ended June 30, 2018:

Balance, June 30, 2017	$-
Additions to level 3 investments	9,469,272
Change in fair value	-
Balance as of June 30, 2018	$9,469,272

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC No. 605, Revenue Recognition. Revenue will be recognized when there is evidence of an arrangement, a determinable fee, and when collection is considered to be probable and services are provided. This generally will occur when the Company acquires, manage, administrate, protect, conserve, and sell or otherwise dispose of secured promissory notes.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

The Allowance for Loan Losses is based on Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Management’s approach to estimating and evaluating the allowance for loan losses is on a total portfolio level based on historical loss trends, bankruptcy trends, the level of receivables at the statement of financial position date, payment patterns and economic conditions. Historical loss trends are tracked on an on-going basis. The trend analysis includes statistical analysis of the correlation between loan date and charge off date, charge off statistics by the total loan portfolio, and charge off statistics by branch, division and state. If trends indicate credit losses are increasing or decreasing, Management will evaluate to ensure the allowance for loan losses remains at proper levels. Delinquency and bankruptcy filing trends are also tracked. If these trends indicate an adjustment to the allowance for loan losses is warranted, Management will make what it considers to be appropriate adjustments. The level of receivables at the statement of financial position date is reviewed and adjustments to the allowance for loan losses are made, if Management determines increases or decreases in the level of receivables warrants an adjustment. The Company uses monthly unemployment statistics, and various other monthly or periodic economic statistics, published by departments of the U.S. government and other economic statistics providers to determine the economic component of the allowance for loan losses. Such allowance is, in the opinion of Management, sufficiently adequate for probable losses in the current loan portfolio. As the estimates used in determining the allowance for loan losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates. Actual results could vary based on future changes in significant assumptions.

Management does not disaggregate the Company’s loan portfolio by loan class when evaluating loan performance. The total portfolio is evaluated for credit losses based on contractual delinquency, and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract. Accounts are classified in delinquency categories based on the number of days past due. When three installments are past due, it classifies the account as being 60-89 days past due; when four or more installments are past due, it classifies the account as being 90 days or more past due. When a loan becomes five installments past due, it is charged off unless Management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and/or other indicators of collectability. In addition, no installment is counted as being past due if at least 80% of the contractual payment has been paid. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

When a loan becomes 60 days or more past due based on its original terms, it is placed in non-accrual status. At this time, the accrual of any additional finance charges is discontinued. Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status. Non-accrual loans return to accrual status when the loan becomes less than 60 days past due. There were no loans impaired or past due 60 days or more and still accruing interest at June 30, 2018.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2018 and 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

In accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. As of June 30, 2018 and 2017 the Company had no long-lived assets.

Income Taxes

A Limited Liability Company is not subject to federal income tax, but may be subject to certain state taxes. Each Member is individually liable for taxes on his/her share of the Company’s income or loss. The Company files a U.S. federal and may file various state income tax returns. The Company’s 2018 tax return is due ninety days after June 30, 2018.

Concentration of Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and notes receivable. The Company places its cash with high credit-quality FDIC-insured financial institutions.

For the year ended June 30, 2018, interest earned from three notes comprised 65.3% of total interest income from all notes. Interest receivable from these notes at June 30, 2018 approximated $26,196.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2018 and 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Outstanding Litigation

From time to time, we are subject to other claims and legal actions that arise in the ordinary course of business. We believe that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on our financial position, results of operations or cash flows. Any legal costs resulting from claims or legal actions are expensed as incurred.

NOTE 3 - NOTES RECEIVABLE & INTEREST RECEIVABLE

The Company loans money to borrowers based on credit worthiness and the underlying real estate collateral. The interest rates on the Notes Receivable ranges from 12.5% to 13 % per annum. As of June 30, 2018, the Company had a promissory note principal balance a total of $9,469,272, with $4,083,272 maturing in less than one year and $5,386,000 maturing after one year, with maturities through April 30, 2020. The Company commenced loaning in February 2018 and for the period ended June 30, 2018, the Company earned $186,540 in interest and $5,150 in loan transaction related fees. As of June 30, 2018, the Company had $54,448 accrued interest receivable, all of which is current.

NOTE 4 - RELATED PARTY TRANSACTIONS

Demand Loans Payable – Related Parties

U Self Direct LLC, a Nevada Limited Liability Company (“USD”), a related party through common ownership and Kent Clothier, Member, paid certain registration, legal and accounting expenses on behalf of the Company without any repayment terms. Therefore, these payments were recorded as demand loans. The demand loans balance due to USD and Kent Clothier was $122,169 and $11,181, respectively, as of June 30, 2018. The demand loans balance due to USD and Kent Clothier was $92,169 and $11,181, respectively, as of June 30, 2017.

Employment Agreements

The Company has not entered into employment agreements and doesn’t compensate its employees. The Company has estimated the fair value of the services rendered by its managers to be $2,500 per month. Accordingly, if the Company paid its managers, annual expenses and net loss would have increased by $60,000.

The Company’s managers have agreed to forgive any such payments until the Company’s operations can support them.

CapSource

During the year ended June 30, 2018, CapSource earned $419,540 for origination, underwriting and processing fees. In addition, approximately $150,000 in funds were wired to CapSource bank account(s) which were then transferred to the related title company due to the Company not having wiring or ACH capabilities during the period from June 18, 2018 to June 30, 2018.

CAPWEST INCOME LLC

Notes to Financial Statements

June 30, 2018 and 2017

NOTE 5 - NOTES PAYABLE

The Company issues to investors promissory notes at an interest rate of 9% per annum. As of June 30, 2018, the Company has outstanding $10,176,000 in promissory notes due to 243 investors with the loan amounts ranging from $10,000 to $500,000. The promissory notes have a maturity date of five years from issuance, which occurs in fiscal 2023 for all notes. For the period ended June 30, 2018 the Company paid $163,705 of interest payments to investors and $121,875 in concession and management fees to Fund America as it relates to its underwriting and escrow services.

NOTE 6 - MEMBERS’ EQUITY

The Company has authorized 75,000 common units, all of which are issued and outstanding as of June 30, 2018 and 2017. The common units issued and outstanding are voting common units, as defined in the Operating Agreement. Profits and losses are allocated to the members in accordance with ownership percentages. Distribution to members shall be distributed to the members based on their ownership percentages. The managers of the Company may from time to time designate a preferred unit, which shall be designated in series by the managers and are denoted as Series A Preferred Units, Series B Preferred Units, etc. Preferred units shall, when designated by the managers, state the rights, preferences and privileges of such units. No preferred units have been designated by the managers as of June 30, 2018 and 2017.

NOTE 7 - SUBSEQUENT EVENT

Management has evaluated subsequent events through September 4, 2018, the date which the financial statements were available to be issued subsequent to June 30, 2018. The Company has sold approximately $2,100,000 in promissory notes and loaned approximately $2,200,000 in short-term notes receivable.

On August 13, 2018, $125,00 was transferred to CapSource bank account which were then transferred to the related title company due to the Company not having wiring or ACH capabilities in one of its bank accounts.

On August 20, 2018, our Managers Steve Byrne and Greg Herlean each purchased 9,375 common membership interest units of former member Lynette Robbin’s membership interests for $150,000. Ms. Robbins no longer retains any interest in the Company.

During the period July 1, 2018 through August 28, 2018 CapSource earned $79,888 for origination, underwriting and processing fees of 4 loans.

PART III -- EXHIBITS

Exhibits Index

Exhibit Number	Description
1.1	Advisory Agreement with Jumpstart Securities LLC (incorporated by reference as filed on Form 8-K dated 12/22/2017)
1.2	Broker-Dealer Agreement with JumpStart Securities LLC (incorporated by reference as filed on Form 8-K dated 12/22/2017)
2.1	Articles of Organization (incorporated by reference as filed on Form 8-K dated 12/22/2017)
2.2	Operating Agreement (incorporated by reference as filed on Form 8-K dated 12/22/2017)
2.3	Amended Operating Agreement (incorporated by reference as filed on Form 8-K dated 12/22/2017)
3.1	Form of Promissory Note (incorporated by reference as filed on Form 8-K dated 12/22/2017)
4.1	Form of Subscription Agreement (incorporated by reference as filed on Form 8-K dated 12/22/2017)
6.1	Technology Agreement with Fund America (incorporated by reference as filed on Form 8-K dated 12/22/2017)
8.1	Escrow Agreement (incorporated by reference as filed on Form 8-K dated 12/22/2017)
11.1	Consent of Hall & Company
12.1	Consent of Bryan R. Clark P.C.(incorporated by reference as filed on Form 8-K dated 12/22/2017)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on June 7, 2019.

CAPWEST INCOME, LLC

By: /s/Gregory Herlean

Gregory Herlean

Manager

This offering has been signed by the following persons in the capacities and on the dates indicated.

By: /s/Steve Byrne

Steve Byrne

Manager